UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     January 18, 2005 (January 13, 2005)

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

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Item 8.01.  Other Events

Brown-Forman Corporation (the "Company") has been advised that the trustee for the W.L. Lyons Brown, Jr. Trust has entered into a Rule 10b5-1 trading plan to sell up to a total of approximately 1.4 million shares of the nonvoting Class B Common Stock of the Company owned by the trust. W.L. Lyons Brown, Jr., the Chief Executive Officer of the Company until his retirement in 1993, is an advisor and a contingent beneficiary of the trust. Under the plan, shares may be sold so long as the gross sales price is not less than a specified amount per share, subject to certain limitations. Sales may be made under the plan through December 31, 2005 unless the plan is terminated before that date. Under the plan, neither Mr. Brown nor any of the other advisors to the trust (Owsley Brown Frazier and Dace Brown Stubbs, both directors of the Company) will have any control over the timing of any sales under the plan. There can be no assurance that the shares covered by the plan will be sold.

The Company was informed that the trust entered into the plan for liquidity and investment diversification purposes.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   January 18, 2005                   By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and
                                                Assistant Corporate Secretary